United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: January 5, 2023

FRANKLIN FINANCIAL SERVICES CORPORATION

(Exact name of registrant as specified in its new charter)

Pennsylvania	001-38884	25-1440803
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Nitterhouse Drive, Chambersburg, PA	17201
(Address of principal executive office)	(Zip Code)

Registrant's telephone number, including area code	(717) 264-6116

N/A

(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a –12 under the Exchange Act (17 CFR 240.14a –12)

☐   Pre-commencement communications pursuant to Rule 14d – 2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e – 4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of class	Symbol	Name of exchange on which registered
Common stock	FRAF	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2023, Farmers and Merchants Trust company of Chambersburg (the “Bank), the wholly owned subsidiary of Franklin Financial Services Corporation (the “Corporation”), announced the hiring of Charles (Chad) B. Carroll as Executive Vice President and Chief Operating Officer. Mr. Carroll, age 50, joins the Bank from S&T Bank where he served as Executive Vice President, Chief Administrative Officer and Director of Consumer Banking from 2019-2022. Prior to that he served as SVP, Director of Mortgage and Consumer Lending at S&T Bank from 2018-2019.

The news release of the Bank, dated January 5, 2023 and attached as Exhibit 99.1, announces the hiring of Mr. Carroll and is incorporated herein by reference.

In connection with his hiring, the Corporation and the Bank entered into an employment agreement, dated as of January 3, 2023, (“Employment Agreement”) with Mr. Carroll, (“Executive”).

The initial term of the Employment Agreement is three (3) years beginning on January 3, 2023. The Employment Agreement shall automatically renew for an additional one (1) year term on the anniversary date unless notice to terminate is given by either party at least one hundred eighty (180) days prior to the anniversary date of the Employment Agreement. If proper notice to terminate is given, the Employment Agreement shall expire two (2) years after the next anniversary date.

The Employment Agreement may be terminated (a) by the Corporation with or without Cause (as defined in the Employment Agreement), (b) by the Executive with or without Good Reason (as defined in the Employment Agreement) or (c) as a result of retirement or Disability (as defined in the Employment Agreement).

Under the Employment Agreement, the Executive is entitled to receive the following compensation and benefits in connection with his service:

•an annual base salary, subject to customary withholdings and taxes, of $292,500, which may be increased from time to time.

•consideration for bonus each year, as determined in the Bank’s sole discretion.

•entitlement to paid time off and eligibility to participate in employee benefit plans.

•Executive will be provided with the payment of club membership dues.

The Employment Agreement provides for severance benefits in the event that the Executive’s employment is terminated: (a) by the Corporation or Bank without Cause or by the Executive for Good Reason prior to a Change in Control (as defined in the Employment Agreement) or (b) by the Corporation or Bank without Cause after a Change in Control.

In the event the Executive’s employment is terminated by the Corporation or Bank without Cause or by the Executive for Good Reason prior to a Change in Control, the Executive will be entitled to receive the following compensation and benefits:

•the Bank shall pay Executive an amount equal to the Executive’s remaining Annual Base Salary that would otherwise be due and payable under the Employment Agreement to the Executive for the remaining employment period, minus applicable taxes and withholdings, payable in equal monthly installments over the remaining employment period.

•for a period of up to two (2) years Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits.

In the event the Executive’s employment is terminated without Cause after a Change in Control, the Executive will be entitled to receive the following compensation and benefits:

•the Bank shall pay Executive a lump sum amount equal to 2.5 times the Executive’s annual base salary, minus applicable taxes and withholdings, payable within thirty (30) days of separation of service.

•for a period of up to two (2) years Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits or, if the Bank cannot legally provide such benefits because Executive is no longer an employee, or future law or plans do not permit so, the Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain comparable coverage.

Upon termination of the Employment Agreement, the Executive is subject to certain customary confidentiality and non-competition provisions as provided in the Employment Agreement which such confidentiality and non-competition provisions shall survive termination in accordance with their terms.

The description above is only a summary of the material terms of the Employment Agreement and is not intended to be a full description of the Employment Agreements. The Employment Agreement is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

    (d)  Exhibits.     The following exhibits are filed herewith:

Number	Description
99.1	News Release, dated January 5, 2023 of Franklin Financial Services Corporation.

99.2

Employment Agreement by and among Franklin Financial Services Corporation (“Corporation”), Farmers and Merchants Trust Company of Chambersburg (“Bank”), and Charles B. Carroll dated as of January 3, 2023.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN FINANCIAL SERVICES CORPORATION

By: /s/ Timothy G. Henry

Timothy G. Henry

President and Chief Executive Officer

Dated: January 5, 2023